EX-23.2

Consent of PricewaterhouseCoopers LLP


INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in the registration statement of AMCON Distributing Company on Form S-8 of our report dated November 22, 2000, except for paragraph one of Note 1 and paragraph one of
Note 2, for which the date is March 23, 2001, relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated November 22, 2000 relating to the financial statement schedule which appears in this Annual Report on Form 10-K.



PRICEWATERHOUSECOOPERS LLP
Omaha, Nebraska
December 27, 2001